FORM 8-K

                                  UNITED STATE
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 21, 2003

                        NOVEX SYSTEMS INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

       New York                      0-26112                     41-1759882
(State of Jurisdiction)      (Commission File Number)      (IRS Employer ID No.)

16 Cherry Street              Clifton, New Jersey                       07014
(Address of Principal Executive offices)                              (Zip Code)

Registrant's telephone number, including area code 973-777-2307

                                                      Name of each exchange on
     Title of each class                                  which registered
Common Stock $.001 par value                       OTC Electronic Bulletin Board

                       DOCUMENTS INCORPORATED BY REFERENCE

Location in Form 8-K                                       Incorporated Document
None                                                       None


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Item 1.     Changes in Control of Registrant. None

Item 2.     Acquisition or Disposition of Assets. None.

Item 3.     Bankruptcy or Receivership. None

Item 4.     Changes in Registrant's Certifying Accountant. None.

Item 5. Other Events. The Company elected not to sell its business due to the failure of prospective purchasers to finalize terms that were acceptable to the Company. The Company has entered into a licensing agreement with C.G.M., Inc. whereby CGM will fulfill all orders for the Company and pay the Company a monthly royalty based on sales. Now that the Company no longer requires its operating facility in Clifton, New Jersey it is seeking to sell the property and use the proceeds to pay-off its outstanding obligations to its former bank, Dime Commercial Corp. The Company and Dime are in negotiations to resolve all the litigation that ensued from the Company's failure to pay-off the obligations, however, until such negotiations result in a settlement, both parties will continue to enforce their rights in the litigation. In the event Dime secures a judgment against the Company, the Company will have the right to seek protection under the U.S. Bankruptcy Code to stay the execution of any claims against the Company, including judgments. The Company would prefer to resolve all claims with Dime through a negotiated settlement, but will seek bankruptcy protections, if necessary, to remain as a going concern.

Item 6.     Resignation of Registrant's Directors. None.

Item 7.     Financial Statementsand Exhibits. None.

Item 8.     Change in Fiscal Year. None.

Item 9.     Sales of Equity Securities Pursuant to Regulation S. None

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in capacities and on the dates indicated and is duly authorized.


NOVEX SYSTEMS INTERNATIONAL CORPORATION


By: /s/ Daniel W. Dowe
    -------------------------
    Daniel W. Dowe, President


Dated: February 21, 2003


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